Exhibit 23.2

Independent Auditors’ Letter of Consent

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-129168) pertaining to the 2005 Performance Incentive Plan of NCI, Inc. of our report dated April 3, 2007 relating to the December 31, 2006 and 2005 consolidated financial statements of Karta Technologies, Inc. and affiliate which appear in this Current Report on Form 8-K/A of NCI, Inc.

/s/ Padgett, Stratemann & Co., L.L.P.

San Antonio, TX

September 7, 2007